As filed with the U.S. Securities and Exchange Commission on November 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SURROZEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1556622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

171 Oyster Point Blvd, Suite 300

South San Francisco, CA 94080

(650) 489-9000

(Address of principal executive offices, including zip code)

Surrozen, Inc. 2015 Equity Incentive Plan

Surrozen, Inc. 2021 Equity Incentive Plan

Surrozen, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Craig Parker

President and Chief Executive Officers

Surrozen, Inc.

171 Oyster Point Blvd, Suite 400

South San Francisco, CA 94080

(650) 489-9000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Sheela Mohan-Peterson, J.D., M.S. Vice President, Legal Surrozen, Inc. 171 Oyster Point Blvd, Suite 400 South San Francisco, CA 94080 (650) 489-9000	Michael Tenta Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
– Surrozen, Inc. 2021 Equity Incentive Plan	4,746,682 (2)(3)	$7.36 (7)	$ 34,935,579.52	$ 3,238.53
– Surrozen, Inc. 2021 Employee Stock Purchase Plan	474,669 (4)(5)	$6.26 (8)	$ 2,969,529.26	$ 275.28
– Surrozen, Inc. 2015 Equity Incentive Plan (Options)	1,403,243 (6)	$5.38 (9)	$ 7,549,447.34	$ 699.84
Total	6,624,594		$ 45,454,556.12	$ 4,213.65

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Surrozen, Inc.’s (the “Registrant”) common stock, as applicable.

(2)	Represents shares of common stock reserved for future issuance pursuant to awards under the Surrozen, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).
(3)

The number of shares of common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (a) 5% of the fully-diluted shares of the Registrant’s common stock on December 31 of the preceding year (the “Evergreen Measurement Date”) or (b) a number of shares of the Registrant’s common stock determined by the Registrant’s board of directors prior to the date of the increase.

(4)	Represents shares of common stock reserved for future issuance under the Surrozen, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
(5)

The number of shares of common stock reserved for issuance under the 2021 ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (a) 1% of the fully-diluted shares of the Registrant’s common stock on December 31st of the preceding calendar year, (b) a number of shares of the Registrant’s common stock equal to 200% of the initial share reserve, or (c) such lesser number of shares of the Registrant as determined by the Registrant’s board of directors. Shares subject to purchase rights granted under the 2021 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the 2021 ESPP.

(6)

Represents shares of the Registrant’s common stock issuable upon exercise of stock options outstanding under the 2015 Equity Incentive Plan (the “Plan”) as of the date of this Registration Statement. Any stock awards outstanding under the 2015 Plan that are forfeited, terminate, expire or are otherwise not issued will become available for issuance as shares of the Registrant’s common stock under the 2021 Plan, subject to the maximum limit set forth in the 2021 Plan.

(7)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on November 1, which date is within five business days prior to the filing of this Registration Statement.

(8)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on November 1, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $5.38 per share, which is the weighted-average exercise price for options outstanding under the Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K (File No. 001-39635) for the fiscal year ended December 31, 2020 filed with the Commission on March  31, 2021 (as amended on March  31, 2021 and May 14, 2021).

(b)

The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-39635) for the quarters ended March 31, 2021 and June  30, 2021, filed with the Commission on May  24, 2021 and August 9, 2021, respectively.

(c)

The Registrant’s Current Reports on Form 8-K (File No.  001-39635) filed with the Commission on January  7, 2021, April 15, 2021, May  14, 2021, July  30, 2021, August  2, 2021, August  10, 2021 and August  17, 2021.

(d)

The Registrant’s prospectus contained in the Registrant’s Registration Statement on Form S-1 originally filed with the Commission on September 13, 2021, as amended (File No. 333-259496), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(e)

The description of the Registrant’s common stock which is contained in a Registration Statement on Form 8-A filed with the Commission on October 19, 2020, as amended (File No. 001-39635) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or supplements filed for the purpose of updating such description.

(f)

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Names Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its amended and restated certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in the Registrant’s amended and restated certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at the Registrant’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s amended and restated certificate of incorporation and bylaws or otherwise as a matter of law.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date
3.1*	Amended and Restated Certificate of Incorporation of Surrozen, Inc.	8-K	001-39635	3.1	August 17, 2021
3.2*	Amended and Restated Bylaws of Surrozen, Inc.	8-K	001-39635	3.2	August 17, 2021
5.1	Opinion of Cooley LLP.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Marcum LLP, independent registered public accounting firm.
23.3	Consent of Cooley LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page hereto).
99.1*	Surrozen, Inc. 2021 Equity Incentive Plan and the forms of agreement thereunder including the Form of Stock Option Grant Notice, Form of Stock Option Agreement, Form of Restricted Stock Unit Grant Notice and Form Restricted Stock Unit Award Agreement.	8-K	001-39635	10.6	August 17, 2021
99.2*	Surrozen. Inc. 2021 Employee Stock Purchase Plan.	8-K	001-39635	10.7	August 17, 2021
99.3	Surrozen, Inc. 2015 Equity Incentive Plan and the forms of agreement thereunder including the Form of Stock Option Agreement, Form of Stock Option Agreement (Early Exercise) and Form of International Stock Option Agreement

*	Previously Filed.

Item 9.	Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 8th day of November, 2021.

SURROZEN, INC.

By:	/s/ Craig Parker
Craig Parker
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig Parker and Charles Williams and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Craig Parker Craig Parker	President and Chief Executive Officer and Director (Principal Executive Officer)	November 8, 2021

/s/ Charles Williams Charles Williams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 8, 2021

/s/ Tim Kutzkey Tim Kutzkey, Ph.D.	Chair of the Board	November 8, 2021

/s/ Anna Berkenblit Anna Berkenblit	Director	November 8, 2021

/s/ Christopher Chai Christopher Chai	Director	November 8, 2021

/s/ Mary Haak-Frendscho Mary Haak-Frenscho	Director	November 8, 2021

/s/ Shao-Lee Lin Shao-Lee Lin, M.D., Ph.D.	Director	November 8, 2021

/s/ Mace Rothenberg Mace Rothenberg	Director	November 8, 2021

/s/ David J. Woodhouse David J. Woodhouse, Ph.D.	Director	November 8, 2021